Exhibit 10.2

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT IS made effective the 30th day of December, 2008 and amends that certain Employment Agreement dated December 26, 2001 between The Hackett Group, Inc. (formerly known as Answerthink, Inc., and formerly known as AnswerThink Consulting Group, Inc.) (the “Company”) and David N. Dungan (the “Executive”).

Whereas the Executive and the Company previously entered into the Employment Agreement; and

Whereas the Employment Agreement was amended by that certain Amendment to Employment Agreement dated November 10, 2004 (the “First Amendment”); and

Whereas the Employment Agreement was amended by that certain Amendment to Employment Agreement dated March 24, 2006 (the “Second Amendment”); and

Whereas the Compensation Committee of the Board of Directors of the Company and the Executive believe it is in the best interests of the Company to amend the Employment to comply with Internal Revenue Code Section 409A.

Now therefore, in consideration of the continuing mutual covenants and agreements set forth herein and in the Employment Agreement as amended by the First and Second Amendments and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 9(b)(iv) Disability and the two sentences directly following such Section 9(b)(iv) shall be amended and restated in their entirety to read and provide as follows:

(iv) the Company shall pay the Executive an aggregate amount equal to the sum of (A) Executive’s Base Salary and (B) Executive’s Bonus for the twelve month period immediately preceding the Date of Termination (the “Severance Payment”), payable in a lump sum on the Company’s next regular salary payment date following the Date of Termination. In addition, the Company shall have the option by delivering notice to the Executive in accordance with Section 11 hereof within 5 days after the Date of Termination to pay the Executive two hundred percent (200%) of the Severance Payment in a lump sum on the Company’s next regular salary payment date following the delivery of such notice.

2. Section 9(d)(ii) By the Company without Cause or by the Executive for Good Reason and the two sentences directly following Section 9(d)(iv) shall be amended and restated in their entirety to read and provide as follows:

(ii) subject to Section 9(e) hereof, the Company shall pay the Executive the Severance Payments payable in a lump sum on the Company’s next regular salary payment date following the Date of Termination. In addition, the Company shall have the option by delivering notice to the Executive in accordance with Section 11 hereof within 5 days after the Date of Termination to pay the Executive two hundred percent (200%) of the Severance Payment in a lump sum on the Company’s next regular salary payment date following the delivery of such notice.

3. Section 22(iii) Vesting and Transaction Bonus Upon Change of Control shall be amended and restated in its entirety to read and provide as follows:

(iii) the Company shall pay the Executive an aggregate amount equal to two hundred percent (200%) of the sum of the (A) Executive’s Base Salary and (B) the Executive’s Bonus for the twelve month period immediately preceding the Change of Control (the “Transaction Bonus”), payable in a lump sum on the Company’s next regular salary payment date following the date on which the Change of Control occurs.

4. The second sentence in Section 10(a) Noncompetition is amended and restated in its entirety to read and provide as follows:

Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that during the Employment Period and for twelve (12) months following his Date of Termination (the “Initial Period”) if he is paid the Separation Payment in accordance with this Agreement or for twenty four (24) months following the date that a Change of Control occurs or his Date of Termination whichever is earlier (the “Extended Period”) if he is paid two hundred percent of the Separation Payment or the Transaction Bonus in accordance with this Agreement (the “Noncompete Period”) and so long as the Company is observing all of its obligations under this Agreement, he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage is any business competing with the businesses of the Company, its Subsidiaries, or any business in which the Company or its Subsidiaries has commenced negotiations or has requested and received information relating to the acquisition of such businesses within eighteen months prior to the termination of the Executive’s employment with the Company, in any country where the Company, its Subsidiaries, or other aforementioned business conducts business.

5. A new section 23 shall be added to read and provide as follows:

23. Internal Revenue Code (“IRC”) Section 409A. Notwithstanding anything to the contrary contained in this Employment Agreement, if the Executive is a Specified Employee (as defined in the IRC) on the Date of Termination and, as a result thereof, Section 409A of the IRC and the rules promulgated thereunder would so require, payment of the severance benefits provided pursuant to Sections 9 or 22 shall begin on the first day following the six-month anniversary of the Date of Termination.

6. All other provisions of the Agreement shall remain in full force and effect.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties have executed this Agreement on December 30, 2008.

The Hackett Group, Inc.

Attest:

By:	By:	/s/ Frank Zomerfeld
	Name:	Frank Zomerfeld
	Title:	General Counsel and Secretary

David N. Dungan
Attest:

By:	/s/ David N. Dungan

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